Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

VineBrook Homes Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)(4)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.01 per share	Other	1,000,000	$21.01	$21,010,000	.00011020	$2,316.00
Total Offering Amounts					$21,010,000		$2,316.00
Net Fee Due							$2,316.00

(1) Fee calculated in accordance with Rule 457(h) of the Securities Act of 1933 (the “Securities Act”).

(2) This Registration Statement on Form S-8 (this “Registration Statement”) covers 1,000,000 shares of Class A common stock, par value $0.01 per share (the “Common Stock”) of VineBrook Homes Trust, Inc. (the “Company”) that are reserved for issuance pursuant to the Company’s 2023 Long Term Incentive Plan. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock of the Company that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3) There is no established market for the Company’s shares of common stock. The book value per share as of March 31, 2023  for our outstanding Class A Common Stock was $21.01, which is the most recent book value per share prior to filing this Registration Statement.

(4) Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee.